Exhibit 99.1

Highlands Bankshares, Inc. Announces Third Quarter and First Nine Month 2011 Results

Highlands Bankshares, Inc. (OTCBB: HBSI) announces its results of operations for the quarter and nine months ended September 30, 2011.

Highlands Bankshares, Inc., the parent company of The Grant County Bank and Capon Valley Bank, posted results from operations for the first nine months and third quarter of 2011 earnings of $1,131,000 or 85 cents per share of common stock outstanding (EPS) and $765,000 or 57 cents per share, respectively.  This compares to income of $974,000 and EPS of 73 cents and $584,000 or 44 cents EPS for the same periods of 2010.  The increased net income during the first nine months of 2011, compared to 2010, was primarily the result of reduced non-interest expenses associated with employee related costs and legal expenses.

The Company’s net interest income, on a fully taxable equivalent basis, was relatively the same for the first nine months of 2011, as compared to the same period in 2010, as a result of the changes in average rates earned on assets and paid on interest bearing liabilities and the changes in the relative mix of earning assets and interest bearing liabilities.

Provision for loan losses increased $89,000 or 3.1% for the first nine months of 2011, compared to the same period during 2010.

Return on average assets (ROAA) during the first nine months of 2011 was 0.37%, as compared to 0.30% in the same period of 2010.  Likewise, the return on average equity (ROAE) was 3.70% during the first nine months of 2011, as compared to 3.19% in the same period of 2010.

Total assets, as of September 30, 2011, increased 1.4% or $5,674,000 to $405,574,000, compared to December 31, 2010.  This increase was driven by increased customer demand deposits.

Shareholders’ Equity at September 30, 2011 was $41,970,000 or $31.39 per outstanding share, compared to December 31, 2010 of $41,368,000 or $30.94 per outstanding share.

C.E. “Butch” Porter, President and CEO of the holding company, stated “The third quarter results are encouraging but we remain cautiously optimistic.  As you can see from our financial statements, loan volume is down as is interest income.  We are pleased that we have been able to mitigate this decrease by reducing our interest expenses.  Non-accrual loans have increased during 2011; however, this is primarily due to one commercial relationship.  Excluding this relationship, non-accrual loans have decreased by 10%.

During 2011, we have increased our allowance for loan loss from 1.64% to 1.77% of gross loans.

Foreclosed properties have increased 7% from the end of 2010.

Interest bearing time deposits have decreased 3.2% while non-interest bearing demand deposits have increased 7.8%.

This has certainly been an interesting time in the banking industry.  We continue to not only feel the economic impact on our customers but also on the industry.  As a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act we are faced with new regulations and reporting standards.  We still believe it will be several months after the recovery gains footing before we will feel sustainable positive effects across the industry.

As we continue to work with our customers, we are reminded that some of our customers are still struggling to gain more secure footing as property values and the economy remain unstable.  Given the ongoing uncertainties in this environment, it is extremely important to maintain our strong capital levels providing the Company with financial flexibility and strength.

Our banks, loan officers and employees continue to remain committed to our communities and are available and eager to assist you in any of your community banking needs.”

Highlands Bankshares, Inc. operates twelve banking locations in West Virginia and Virginia through its two wholly-owned subsidiary banks, The Grant County Bank and Capon Valley Bank, and offers insurance services through its wholly-owned subsidiary HBI Life Insurance Company.

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect”, “believe”, “estimate”, “plan”, “project”, “anticipate” or other similar words.  Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in:  general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, technology, downturns in the trucking, mining, and timber industries, downturns in the housing market affecting manufacturers of household cabinetry and thus, employment, effects of mergers and/or downsizing in the poultry industry in Hardy County, continued challenges in the current economic environment affecting our financial condition and results of operations, continued deterioration in the financial condition of the U.S. banking system impacting the valuations of investments the company has made in the securities of other financial institutions, and consumer spending and savings habits, particularly in the current economic environment.  Additionally, actual future results and trends may differ from historical or anticipated results to the extent:  (1) any significant downturn in certain industries, particularly the trucking and timber industries are experienced; (2) loan demand decreases from prior periods; (3) the company may make additional loan loss provisions due to negative credit quality trends in the future that may lead to a deterioration of asset quality; (4) the company may not experience significant recoveries of previously charged-off loans or loans resulting in foreclosure; (5) the Company is unable to control costs and expenses as anticipated, (6) legislative and regulatory changes could increase expenses (including changes as a result of rules and regulations adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act);(7) the effects of the recent down grade of U.S. Government Securities by one of the credit rating agencies could have a material adverse effect on the company’s operations, earnings and financial condition; and (8) any additional assessments imposed by the FDIC.  Additionally, consideration should be given to the cautionary language contained in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934.  The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.